SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___________)

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MOBILE MINI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

Dear Stockholders:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Mobile Mini, Inc. The meeting will be held on Wednesday, June 23, 2004, at Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040. The meeting will begin at 1:30 p.m. local time.

      The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

      Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

      Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

Steven G. Bunger
President, Chief Executive Officer and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock of Mobile Mini, Inc.:

      We will hold the Annual Meeting of Stockholders of Mobile Mini, Inc. at Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040, on June 23, 2004, at 1:30 p.m. local time. The meeting is being called by Mobile Mini’s Board of Directors to:

1.	Elect two members of the Board of Directors for three-year terms;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004; and

3.	Transact any other business that may properly come before the meeting and any adjournments thereof.

      Only stockholders of record at the close of business on May 4, 2004 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

      We have enclosed our 2003 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

      To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the Board of Directors of Mobile Mini.

Sincerely,

Lawrence Trachtenberg, Secretary

Tempe, Arizona

May 10, 2004

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of Mobile Mini, Inc. of proxies to be voted at our 2004 annual meeting of stockholders and at any adjournment or postponement. Information about the meeting is as follows:

Annual Meeting: June 23, 2004 at 1:30 p.m. local time at Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040.

Stockholders Entitled to Vote: The record date for the Annual Meeting is the close of business on May 4, 2004. If you were a stockholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we had 14,353,303 shares of our common stock outstanding.

Agenda:

1.	Elect two members of the Board of Directors for three-year terms;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004;

3.	Transact any other business that may properly come before the meeting and any adjournments thereof.

Proxies and Voting Procedures: You can vote your shares by completing and returning a proxy card or, if you hold your shares in “street name,” a voting instruction form. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this proxy statement.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-date proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted FOR the election of the nominees for Director named below and FOR the proposal to ratify the appointment of the independent auditors set forth in Proposal 2.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting. Generally, brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors and any other proposals.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals’ names as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this proxy statement went to press, we did not know of any matters other than those described in this proxy statement to be presented at the annual meeting.

Required Vote: The presence, in person or by proxy, of the holders of a majority of all the votes that could be cast by the holders of all the outstanding shares of common stock is required in order to transact business at the meeting.

A plurality of the votes duly cast is required for the election of Directors. That is, the nominees receiving the greatest number of votes will be elected.

The affirmative vote of a majority of the shares of common stock present or represented at the annual meeting is required to approve the proposal to ratify the appointment of the independent auditors.

In the election of Directors, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. You may vote to “abstain” on the other proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal. Broker “non-votes,” if any, will not be counted as votes cast in the election of Directors and will have the effect of votes against the proposal to ratify the appointment of the independent auditors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Board Structure. Our Board of Directors has seven members, the majority of whom are independent directors. Our board is divided into three classes. Directors in each class serve for three-year terms. At each annual meeting, the term of one class expires.

      Nominees for Election at this Annual Meeting. The Board of Directors has nominated Ronald J. Marusiak and Lawrence Trachtenberg for re-election as directors, each to serve a three-year term ending in 2007, or when the director’s successor is duly elected.

      Ronald J. Marusiak has served as a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a precision machining and tool and die company, for more than 10 years. Mr. Marusiak is also a director of EyePopMedia, Inc. Mr. Marusiak received a Masters of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 56.

      Lawrence Trachtenberg has served as our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director since December 1995. He is responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in Arizona and New York and is a Certified Public Accountant in New York. Before he joined us, Mr. Trachtenberg served as Vice President and General Counsel at Express America Mortgage Corporation, a mortgage banking company, from February 1994 through September 1995. Before then, he was Vice President and Chief Financial Officer of Pacific International Services Corporation, a car rental and sales company, from 1990 to 1994. Mr. Trachtenberg is also a member of the board of trustees of the Arizona State Retirement System. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/ Economics from Queens College of the City University of New York in 1977. Age 47.

The Board recommends that you vote “FOR” each of these nominees.

      Continuing Directors. The terms of Steven G. Bunger, Thomas R. Graunke and Michael L. Watts end in 2005, and the terms of Stephen A McConnell and Carolyn A. Clawson end in 2006.

      Steven G. Bunger has served as our Chief Executive Officer, President and a director since April 1997, and as our Chairman of the Board since February 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. He is also a director of Cavco Industries, Inc., the nation’s twelfth largest manufactured housing company. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. He is the brother of Carolyn A. Clawson, a member of our Board of Directors. Age 43.

      Thomas R. Graunke has served as a director since August 2002. Since 1998, Mr. Graunke has served as the Chief Executive Officer and President of KnowledgeNet, Inc., a business e-learning company that offers a suite of over 1,000 synchronous and asynchronous content delivery solutions. From August 1996 to 1998, he served as President of Mastering Computers, Inc., an instructor-led Microsoft Windows TM training company that was acquired by Platinum Technology International, Inc. in 1998. Mr. Graunke graduated from Arizona State University with a B.S. in Marketing. Age 38.

      Michael L. Watts has served as a director since August 2002. Since 1977, Mr. Watts has served as Chairman and Chief Executive Officer of Sunstate Equipment Company, LLC. Sunstate Equipment, which Mr. Watts founded, is the 12th largest construction equipment rental company in the United States, and currently has 46 locations in eight states. From 1987 to 1998, Mr. Watts also served as Chairman of Trench Safety Equipment Company, a specialty equipment rental company which was sold in 1998. Age 56.

      Carolyn A. Clawson has served as a director since February 2001. Since 1996, Ms. Clawson has been President of Skilquest, Inc., a sales and management support company which she founded. Skilquest provides marketing services to us. Ms. Clawson was an employee of ours from 1986 until 1996. She served in various positions including sales representative, branch manager of our Phoenix branch, and most recently as Vice President of Sales from 1991 to 1996. Ms. Clawson graduated from Northern Arizona University with a B.A. in Interior Design in 1986. She is the sister of Steven G. Bunger, our Chairman, President and Chief Executive Officer. Age 41.

      Stephen A McConnell has served as a director since August 1998. Since 1991, he has been President of Solano Ventures, a private capital investment company. Mr. McConnell has served since 1998 as Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he also was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995 he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of Vodavi Technology, Inc., Capital Title Group, Inc. and Miracor Diagnostics, Inc. Age 51.

Corporate Governance and Related Matters

      Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of seven directors, as described above.

      “Independent” Directors. Each of our directors other than Messrs. Bunger and Trachtenberg and Ms. Clawson qualify as “independent” in accordance with the published listing requirements of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management.

      “Independence” for Audit Committee Members and Audit Committee Financial Expert. In addition, as required by Nasdaq rules, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the board of directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Stephen A McConnell is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Stephen A McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Stephen A McConnell any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the board.

Board Meetings

      The board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board. In addition, the Corporate

Governance Guidelines that has been adopted by the board calls for regular, executive meetings of the independent directors, chaired by the Lead Independent Director who is responsible for coordinating the activities of the other independent directors and performs various other duties. The general authority and responsibilities of the Lead Independent Director are established in the Corporate Governance Guidelines, which is posted at the Company’s web site (www.mobilemini.com) under the “Corporate Governance” section of the “Investor Relations” page. Thomas R. Graunke has been elected by our independent directors to serve as the Lead Independent Director.

      In 2003, the Board held six meetings. Each Director attended at least 75% of the Board of Director meetings and meetings of committees on which he or she served, during his or her tenure as a director and committee member.

Board Committees and Charters

      Our board of directors currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with Nasdaq standards. Each of the Board committees has a written charter approved by the board. Copies of each charter are posted on Mobile Mini’s web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page. Copies of the charters as presently in effect are also attached as Appendices to this proxy statement.

      Audit Committee. Messrs. Marusiak, Watts, and McConnell were the members of the Audit Committee during 2003. Pursuant to the Audit Committee charter, the Audit Committee oversees Mobile Mini’s financial reporting process and meets with management and the independent auditors to review the results and scope of the audit and the services provided by the independent auditors. The Audit Committee met seven times during 2003. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this proxy statement. The charter under which the Audit Committee operates was adopted by the Board of Directors on November 10, 1999, and was amended and revised in 2002 to incorporate the mandates of the Sarbanes-Oxley Act of 2002 and to comply with the SEC rules promulgated thereunder. The Audit Committee’s amended charter is as set forth at Appendix A of this Proxy Statement.

      Compensation Committee. Messrs. McConnell, Graunke, and Marusiak were members of the Compensation Committee during 2003. Pursuant to its charter, the Compensation Committee reviews officer and director compensation and makes recommendations thereon to the board. The Compensation Committee also administers our compensation and incentive plans, including our stock option plans and determines, upon review of relevant information from the management, the employees to whom options shall be granted. The Compensation Committee met twice during 2003. The Compensation Committee’s report on executive compensation is set forth elsewhere in this proxy statement, and the Compensation Committee Charter is set forth at Appendix B of this proxy statement.

      Nominating and Corporate Governance Committee. Messrs. Watts, Marusiak, McConnell and Graunke are current members of the Nominating and Corporate Governance Committee, which was formed in February 2004. Pursuant to its Charter (a copy of which is set forth at Appendix C of this proxy statement), the Nominating and Corporate Governance Committee is responsible for considering and periodically reporting to the board on matters relating to the identification, selection and qualification of candidates nominated to the board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommends to the board proposed revisions to the Guidelines; overseeing the evaluation of management, the board and the committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the board; and performs such other functions as the board may from time to time assign to it. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the board regarding the size and the composition of the board of directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the board of directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the board and should be addressed to:

           Mobile Mini, Inc.

           7420 South Kyrene Road, Suite 101
           Tempe, Arizona 85283
           Attn: Corporate Secretary

Director Qualifications and Review of Director Nominees

      The Nominating and Corporate Governance Committee makes recommendations to the board regarding the size and composition of the board of directors. The Committee is responsible for reviewing with the board from time to time the appropriate skills and characteristics required of board members in the context of the current size and make-up of the board. This assessment includes issues of diversity in numerous factors such as age; understanding of and achievements in manufacturing, equipment leasing, technology, finance and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the board at a particular point in time. As a result, the priorities and emphasis that the Nominating and Corporate Governance Committee, and the board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

Board Attendance at Annual Stockholder Meetings

      The board does not have a formal policy requiring directors to attend annual meetings of stockholders. All directors attended last year’s annual meeting of stockholders.

Communication with the Board of Directors

      Stockholders may communicate with the Board of Directors by writing to us at either 800 Third Avenue, 36 Floor, New York, NY 10022, Attn: Mobile Mini Investor Relations, or at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communication received in writing will be distributed to the chairman of the board or the appropriate board committees, depending on the facts and circumstances contained in the communication received.

Code of Business Conduct and Ethics

      We have a Code of Business Conduct and Ethics (including Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (“Code”) that applies to all of our employees, including our principal executive officer and principal financial and accounting officer. This code is posted on our Internet web site (www.mobilemini.com) under the “Corporate Governance” section of the “Investor Relations” page.

      We will provide a copy of the Code upon request made by writing to us at Mobile Mini’s address provided elsewhere. We intend to satisfy the disclosure requirement under Item 10 of the Form 8-K regarding an amendment to, or waiver from, a provision of this Code by posting such information on our web site, at the address and location specified above, and to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.

Compensation of Non-Employee Directors

      Non-employee directors receive an annual payment of $15,000 plus $500 for each board or separate committee meeting attended, whether in person or by telephone. In addition, non-employee directors are reimbursed for any expenses related to their service as directors. Non-employee directors also receive options to purchase 7,500 shares of our common stock on August 1st of each year during their term of service. The exercise price of the options is the fair market value of our common stock on the date of grant.

      Directors who are also officers do not receive any separate compensation for serving as directors.

      We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Mobile Mini. This is required by our Certificate of Incorporation, and we have also signed agreements with our directors, contractually obligating us to provide this indemnification to them.

Audit Committee Report for the Year Ended December 31, 2003

      The Audit Committee oversees Mobile Mini’s financial reporting process on behalf of the board of directors. The Audit Committee is composed of three independent directors, operates under a written charter adopted by the board of directors, and met seven times in 2003. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

      In fulfilling its oversight responsibilities, the Audit Committee meets with management and the independent auditors to review Mobile Mini’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K, and the items required by Statement of Auditing Standards 61 as in effect in the case of annual statements and Statement of Auditing Standards 71 as in effect in the case of the quarterly statements.

      The Audit Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of Mobile Mini’s results. The Audit Committee has discussed significant accounting policies applied by Mobile Mini in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Mobile Mini’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

      In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Mobile Mini and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also has considered whether the independent auditors’ provision of non-audit services to Mobile Mini is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from Mobile Mini and its management.

      The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, the evaluation of Mobile Mini’s internal controls, the overall quality of Mobile Mini’s financial reporting, and other matters required to be discussed by Statement of Auditing Standards 61.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in Mobile Mini’s annual report on Form 10-K for the year ended December 31, 2003, for filing with the

Securities and Exchange Commission. The Audit Committee has also selected Ernst & Young LLP as Mobile Mini’s independent auditors for fiscal year ending December 31, 2004.

The Audit Committee:

Ronald J. Marusiak (Chair)
Stephen A McConnell
Michael L. Watts

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

      The Audit Committee has selected Ernst & Young LLP as independent auditors of the Company with respect to its financial statements for the year ending December 31, 2004. In taking this action, the Audit Committee considered Ernst & Young LLP’s independence with respect to the services to be performed and other factors, which the Audit Committee and the board of directors believe is advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of auditors is not ratified by a majority of the shares of common stock present or represented at the annual meeting, the Audit Committee will review its future selection of auditors.

The Board of Directors Recommends a Vote “FOR” Proposal 2

Change in Independent Auditors

      In 2002, the board of directors determined, in consultation with and upon the recommendation of its Audit Committee, to dismiss Arthur Andersen LLP as independent auditors, and to engage the services of Ernst & Young LLP as our independent auditors. The change in auditors became effective June 10, 2002. The audit report of Arthur Andersen on the our consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Mobile Mini’s fiscal years ended December 31, 2001 and 2000, and through June 10, 2002, there were no disagreements between Mobile Mini and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports on Mobile Mini’s consolidated financial statements for such years.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during Mobile Mini’s two most recent fiscal years ended December 31, 2001, or thereafter through June 10, 2002. Mobile Mini requested Arthur Andersen to furnish it with a letter addressed to the SEC stating whether it agrees with the above statements made by Mobile Mini. A copy of such letter, dated June 13, 2002, was filed as Exhibit 16.1 to our current report on Form 8-K, dated June 14, 2002.

      During Mobile Mini’s two most recent fiscal years ended December 31, 2001, and through June 10, 2002, Mobile Mini did not consult Ernst & Young with respect to any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Fees Paid to Ernst & Young

      As more fully described in the Audit Committee charter, all services to be provided by Ernst & Young are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.

      The following table shows the fees that Mobile Mini paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2003 and 2002.

	2003	2002

Audit fees	$232,500	$205,000
Audit-related fees	-0-	-0-
Tax fees	72,200	-0-
All other fees	155,000	14,000

Total	$459,700	$219,000

      Audit fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.

      Tax fees. This category consists of professional services rendered by Ernst & Young, primarily in connection with our tax compliance activities, including technical and tax advice related to the preparation of tax returns.

      All other fees. This category consists of fees of approximately $153,000 in connection with Mobile Mini’s offering during June 2003 of 9.5% senior notes due 2013, and for other miscellaneous items.

      The Audit Committee has considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee believes that such non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

      We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to any appropriate questions from stockholders.

EQUITY COMPENSATION PLAN INFORMATION

      Mobile Mini maintains the 1994 Stock Option Plan (the “1994 Plan”) and the 1999 Stock Option Plan (the “1999 Plan”) pursuant to which it may grant equity awards to eligible persons. The 1994 Plan expired in 2003 and no additional options may be granted thereunder. The following table summarizes our equity compensation plan information as of December 31, 2003. Information is included for both equity compensation plans approved by Mobile Mini’s shareholders and equity plans not approved by our shareholders.

			Common shares
			remaining available
			for future issuance
	Common shares to be	Weighted-average	under equity
	issued upon exercise	exercise price of	compensation
	of outstanding	outstanding	plans (excluding
	options, warrants and	options, warrants	shares reflected in
	rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by Mobile Mini shareholders(1)	1,888,640	$19.98	738,671
Equity compensation plans not approved by Mobile Mini shareholders	-0-	$0	-0-

Totals	1,888,640	$19.98	738,671

(1)	Of these shares, options to purchase 463,870 shares were outstanding under the 1994 Plan, and options to purchase 1,424,770 shares were outstanding under the 1999 Plan.

On April 23, 2004, the closing price of Mobile Mini’s common stock as reported by the Nasdaq National Market was $20.30.

OTHER MATTERS

      Our board of directors knows of no matters, other than the proposals presented above, to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this proxy statement to vote the shares they represent as the board may recommend.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation we paid our Chief Executive Officer and each of our two other most highly compensated executive officers as of the end of 2003 whose salary and bonus exceeded $100,000.

Summary Compensation Table

		Annual Compensation
					Long Term
				Other Annual	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Stock Options	Compensation(2)

Steven G. Bunger,	2003	$308,200	$123,480	$500	50,000	$—
Chairman Chief Executive	2002	294,000	44,100	500	40,000	—
Officer, President	2001	280,000	322,000	500	150,000	—
Lawrence Trachtenberg,	2003	$220,500	$88,208	$500	40,000	$—
Chief Financial Officer,	2002	210,000	31,500	500	30,000	—
Executive Vice President,	2001	200,000	230,000	500	100,000	—
Secretary, Treasurer
Deborah K. Keeley,	2003	$103,351	$26,203	$500	7,500	$2,500
Vice President and	2002	93,454	20,321	500	7,500	2,500
Controller	2001	86,600	40,095	500	7,500	2,500

(1)	Includes our contributions to the 401(k) retirement plan.

(2)	Payments under non-compete agreements with us.

Stock Options

      The following table lists our grants during 2003 of stock options to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the SEC. In assessing those values, please note that the ultimate value of the options, as well as those shares, depends on actual future share values. Market conditions and the efforts of our directors, officers and others to foster Mobile Mini’s future success can influence those future share values.

Option Grants In Last Fiscal Year

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rate of Stock
	Shares	Options			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees in	Base Price
Name	Granted	Fiscal Year	($/Sh)	Expiration Date	5% ($)	10% ($)

Steven G. Bunger	50,000	16.0%	$19.85	November 2013	$638,838	$1,605,133
Lawrence Trachtenberg	40,000	12.8%	$19.85	November 2013	$511,070	$1,284,106
Deborah K. Keeley	7,500	2.4%	$19.85	November 2013	$95,826	$240,770

Option Exercises and Year-End Values

      The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Compensation Table, as of December 31, 2003. The table contains values for “in the money” options, meaning a positive spread between the year-end share price of $19.72 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-end Option Values

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options at
	Acquired		Options at December 31, 2003	December 31, 2003
Name	on Exercise	Value Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable(1)

Steven G. Bunger	-0-	$0	238,000/197,000	$1,052,560/$213,840
Lawrence Trachtenberg	-0-	$0	106,202/136,025	$351,332/$146,500
Deborah K. Keeley	-0-	$0	23,000/ 22,000	$100,061/$ 32,484

(1)	All the exercisable options were exercisable at a price less than the last reported sale price of our common stock $19.72 on the Nasdaq Stock Market on December 31, 2003.

Employment Agreements

      In September 1999, Mobile Mini entered into employment agreements with Steven G. Bunger and Lawrence Trachtenberg. Each agreement has a three year term, and the term automatically renews for additional one year periods unless either we or the employee gives notice of non-renewal. In 2003, Mr. Bunger’s base salary under his employment agreement was $308,200 and Mr. Trachtenberg’s was $220,500. The base salaries may be increased or decreased by the board of directors, but decreases are limited to 15% of the then-current base salary, unless greater decreases are in effect for other Key Executives, as defined in the employment agreements. Each employee is eligible to participate in Mobile Mini’s incentive bonus programs, which are administered by the Compensation Committee of the board of directors.

      Each employment agreement provides that Mobile Mini will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined in the employment agreement), or if there is a change of control (as defined in the employment agreement) of Mobile Mini. In the event of any such involuntary termination, the employee would be entitled under the employment agreement to receive a termination payment equal to three times his base salary for the twelve month period preceding the date of termination, and Mobile Mini would have the right to pay that amount over an 18 month period. If within six months after a change in control either the employee is terminated or elects for any reason to terminate his employment, the employee would be entitled to be paid an amount equal to four times the greater of his annual base salary in effect the day before the change of control occurred and his annual base salary during the last twelve months preceding the change of control. This amount would be payable in a lump sum, unless Mobile Mini provided a letter of credit to the employee, in which event the amount could be paid over a period of up to 18 months. Any payment upon termination, however, will be limited to an amount which is less than the “parachute payment” threshold under section 280G of the Internal Revenue Code (currently, $1,000,000).

      Each employment agreement contains provisions restricting the employee’s disclosure and use of Mobile Mini confidential information, and providing that the employee will not compete with Mobile Mini during the 18 months following the termination of employment in connection with a change of control and during the three years following termination under any other circumstances.

      Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into numerous agreements with key employees which are terminable at will, with or without cause, including agreements with Deborah K. Keeley. Each agreement contains a covenant not to compete for a period of six months to two years after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.

      We had numerous bonus and incentive arrangements with several employees during 2003, including Steven G. Bunger, Lawrence Trachtenberg, and Deborah K. Keeley. These agreements included an incentive program to provide financial awards for increases in profitability and based upon a subjective evaluation of performance. Compensation arrangements with Steven G. Bunger and Lawrence Trachtenberg are administered by the Compensation Committee of the board of directors.

COMPENSATION COMMITTEE INTERLOCKS

      Messrs. Marusiak, McConnell and Graunke served as the members of the Compensation Committee during 2003. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company’s compensation committee.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      Mobile Mini’s executive compensation program is administered by the Compensation Committee of the board of directors, which is comprised only of independent directors as that term is defined in the rules of the Nasdaq Stock Market. As a part of its duties, the Compensation Committee reviews compensation levels and performance of our executive officers. The Compensation Committee also administers our short and long-term incentive programs, which include our stock option plans and our bonus plans for various executive officers.

      The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by Mobile Mini under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

Compensation Philosophy

      Mobile Mini encourages each individual to enhance the value of Mobile Mini through his or her entrepreneurial efforts. As such, we position Mobile Mini’s base compensation levels for its executive officers consistent with the individual’s performance and skills and the competitive marketplace.

      Annual incentive payments are provided for achieving positive results that prepare Mobile Mini for strategic growth and continued financial strength. These results are usually expressed by reference to ranges of earnings targets set by the Compensation Committee following review of management’s projected financial plan for the year. Annual incentives are designed to provide total cash compensation at competitive levels relative to a peer group of companies in the durable goods leasing industry as warranted by performance.

      Long-term incentives in the form of stock options are provided to align the interests of management and the interests of the stockholders, as well as reward members of management for ongoing implementation of Mobile Mini’s strategic planning objectives.

      In total, the three elements of Mobile Mini’s executive officer compensation program are designed to provide a competitive compensation program taking into account Mobile Mini’s financial performance relative to its expectations and the peer companies’ performance.

Compensation of the Chairman, the Chief Executive Officer and President

      Steven G. Bunger serves as our Chairman, Chief Executive Officer and President. During 2003, Mr. Bunger received base compensation of $308,200, an increase from the $294,000 base compensation received in 2002.

      In light of Mobile Mini’s 2003 financial performance, Mr. Bunger was awarded a cash incentive payment of $123,480 in 2003. The incentive payment was based upon the committee’s evaluation of Mr. Bunger’s contribution to Mobile Mini’s 2003 earnings before taxes, increase in the size of the container rental fleet, increase in lease revenue, and other objective factors to which the committee attributed less weight. During 2003, net income before interest expense, income taxes, depreciation and amortization, expenses of our Florida litigation and debt restructuring expense, increased 4.6%, rental fleet units increased 7.0%, and lease revenues increased 10.6% over 2002 levels. These results were evaluated in light of several subjective factors, including: success in keeping the company sharply focused on marketing and sales; strong orderly growth; raising capital effectively; gaining institutional investor support of management’s growth and capital objectives; and effective outsourcing of certain manufacturing activities complementing the geographical growth of the company’s operations. Both the objective and subjective factors played a role in the committee’s deliberations regarding executive compensation, and no single factor predominated in respect of the committee’s evaluation of the performance levels.

      The Compensation Committee considers long-term incentives, typically in the form of stock options, as an important component of Mobile Mini’s overall executive compensation program. In November 2003, Mr. Bunger received stock options on 50,000 shares of Mobile Mini’s common stock. In connection with this grant, the Compensation Committee considered Mr. Bunger’s position within Mobile Mini and his contributions to the continuing success of Mobile Mini.

Internal Revenue Code Section 162(m) Compliance

      Internal Revenue Code Section 162(m), enacted in 1993, limits the deductibility of non-performance based compensation in excess of $1 million for certain of Mobile Mini’s executive offices. The non-performance based compensation paid to Mobile Mini’s executive officers in 2003 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to Mobile Mini’s executive officers in 2003 will exceed the limit. Mobile Mini’s 1994 and 1999 stock option plans qualify as performance based compensation plans. As such, awards granted under the plans will not be subject to the $1 million limitation.

      Because it is not likely that the cash compensation payable to any of Mobile Mini’s executive officers will exceed the $1 million limitation in the foreseeable future, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to Mobile Mini’s executive officers. The committee will reconsider this decision should the individual compensation of any executive officer approach $1 million.

Compensation Committee

Stephen A McConnell (Chair)
Thomas R. Graunke
Ronald J. Marusiak

STOCK PERFORMANCE GRAPH

      This graph compares our total stockholder returns, the Standard & Poor’s (S&P) 500 Stock Index and the Nasdaq Stock Market (U.S.) Index from December 31, 1998 to December 31, 2003. The graph assumes that $100 was invested on December 31, 1998, and any dividends were reinvested on the date on which they were paid.

Total Return Performance

	Period Ended

Index	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003

Mobile Mini, Inc.	100.00	200.00	213.95	363.91	145.77	183.44
Standard & Poor’s 500 Stock Index	100.00	121.11	110.34	97.32	75.75	97.51
Nasdaq Stock Market Index (U.S.)	100.00	185.43	111.83	88.71	61.33	91.70

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth information as of April 9, 2004 with respect to the beneficial ownership of shares of our common stock by:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock;

•	each of our directors, director nominees and named officers; and

•	all of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 9, 2004 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of April 9, 2004 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent

Directors and Executive Officers:
Bunger Holdings, L.L.C.(1)	410,000	2.9%
Steven G. Bunger(2)	470,290	3.2%
Carolyn A. Clawson(3)	230,088	1.6%
Thomas R. Graunke(4)	13,750	*
Deborah K. Keeley(5)	28,499	*
Ronald J. Marusiak(6)	154,403	1.1%
Stephen A McConnell(7)	63,375	*
Lawrence Trachtenberg(8)	145,235	1.0%
Michael L. Watts(9)	13,750	*
All directors and executive officers as a group (8 persons)(10)	1,119,390	7.5%
5% Holders:
Wasatch Advisors, Inc.(11)	1,381,298	9.6%
T. Rowe Price Associates, Inc.(12)	1,401,400	9.8%
Columbia Wanger Asset Management, L.P.(13)	955,000	6.7%
Dimensional Fund Advisors, Inc.(14)	928,372	6.5%
TimesSquare Capital Management, Inc.(15)	899,400	6.3%
Smith Group(16)	848,435	5.9%

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

*	Less than 1%.

(1)	The members of Bunger Holdings, L.L.C. are Steven G. Bunger, Carolyn A. Clawson, Michael J. Bunger, Jennifer Blackwell and Susan Keating, who are siblings.

(2)	Includes 82,000 shares owned by Bunger Holdings, L.L.C.; 129,356 shares owned by REB/BMB Family Limited Partnership; 2,934 shares of common stock; and 256,000 shares subject to exercisable options.

(3)	Includes 82,000 shares owned by Bunger Holdings, L.L.C.; 108,116 shares owned by REB/BMB Family Limited Partnership; and 722 shares of common stock and 39,250 shares subject to exercisable options including shares and options held by her spouse.

(4)	Includes 13,750 shares of common stock subject to exercisable options.

(5)	Includes 2,499 shares of common stock and 26,000 shares subject to exercisable options.

(6)	Includes 66,000 shares held by a Profit Sharing Plan and Trust of which Mr. Marusiak is Trustee and Plan Administrator. Mr. Marusiak disclaims any beneficial ownership of 80% of these shares. Also includes 13,400 shares held by Mr. Marusiak’s children, 25,753 shares held by Mr. Marusiak and his wife, and 49,250 shares subject to exercisable options.

(7)	Includes 27,125 shares of common stock and 36,250 shares subject to exercisable options.

(8)	Includes 25,033 shares of common stock and 120,202 shares subject to exercisable options.

(9)	Includes 13,750 shares of common stock subject to exercisable options.

(10)	Includes 561,906 shares of common stock and 554,452 shares subject to exercisable options.

(11)	Based solely on the information provided in Amendment No. 2 to Schedule 13G filed by Wasatch Advisors, Inc. with the Securities Exchange Commission on April 9, 2004. Wasatch Advisers, Inc. has sole voting powers and sole dispositive power with respect to 1,381,298 shares. It is an Investment Adviser registered under the Investment Advisers Act of 1940 and has its principal business office at 150 Social Hall Avenue, Salt Lake City, UT 84111.

(12)	Based solely on the information provided in Amendment No. 4 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. with the Securities Exchange Commission dated February 6, 2004. Of the 1,401,400 shares, T. Rowe Price Associates, Inc. has sole voting power with respect to 286,100 shares and sole dispositive power with respect to 1,401,400 shares, and T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 1,100,000 shares. Each of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. is an Investment Adviser registered under the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. The business address for T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(13)	Based solely on the information provided in Amendment No. 3 to Schedule 13G filed with the Securities Exchange Commission dated February 14, 2004 by Columbia Wanger Asset Management, L.P. (formerly known as Liberty Wanger Asset Management, L.P.) (“WAM”), WAM Acquisition GP, Inc. (“WAM GP”) and Columbia Acorn Trust (formerly known as Liberty Acorn Trust) (“Acorn”). WAM is an Investment Adviser registered under the Investment Advisers Act of 1940; WAM GP is the general partner of WAM; Acorn is an Investment Company under the Investment Company Act of 1940 and is a client of WAM. Each of WAM and WAM GP has shared voting power and shared dispositive power with respect to 955,000 shares. Acorn has shared voting power and shared dispositive power with respect to 825,000 shares. The address of principal business offices for WAM, WAM GP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(14)	Based solely on the information provided in Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the Securities and Exchange Commission dated February 6, 2004. Dimensional is an Investment Advisor registered under the Investment Advisors Act of 1940 and, in its role as investment advisor or manager, has shared voting and investment power with respect to all 928,372 shares. The business address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(15)	Based solely on the information provided in Amendment No. 1 to Schedule 13G filed by TimesSquare Capital Management, Inc. (“TimesSquare”) and CIGNA Corporation (CIGNA) to the Securities and Exchange Commission dated February 12, 2004. Of the 899,400 shares, each of TimesSquare and CIGNA has shared voting power with respect to 833,444 shares and shared investment power with respect to 899,400 shares. CIGNA is the parent holding company of TimesSquare, which is an

Investment Adviser registered under the Investment Advisers Act of 1940. The business address of TimesSquare is Four Times Square, 25th Floor, New York, NY 10036, and the business address of CIGNA is One Liberty Place, Philadelphia, PA 19192.

(16)	Based on the information provided in Amendment No. 3 to Schedule 13G filed by Thomas W. Smith, Thomas N. Tryforos and Scott J. Vassalluzo, with the Securities Exchange Commission dated February 17, 2004. Of the 848,435 shares, each of Thomas W. Smith, Thomas N. Tryforos and Scott J. Vassalluzo has shared voting power and shared investment power with respect to 711,900 shares. In addition, Thomas W. Smith has sole voting and sole investment power with respect to 136,535 shares. The principal business office of the Smith Group is 323 Railroad Avenue, Greenwich, Connecticut 06830.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in Mobile Mini shares with the Securities and Exchange Commission. Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all stock ownership reports required to be filed by those reporting persons during 2003 were timely made, except as follows: each of Ms. Clawson, Messrs. Graunke, Marusiak, McConnell and Watts received an annual automatic grant of options to purchase 7,500 shares of our common stock on August 1, 2003; Messrs. Bunger, Trachtenberg and Ms. Keeley were granted options to purchase 50,000, 40,000 and 7,500 shares of our common stock, respectively, and Aric Clawson was granted an option to purchase 5,000 shares of our common stock on November 19, 2003. Mr. Clawson is the husband of Carolyn A. Clawson who is deemed to have beneficial ownership with respect to the underlying shares of Mr. Clawson’s option grant. The corresponding Form 4 for each of the persons identified above has since been filed.

RELATED PARTY TRANSACTION

      When we were a private company prior to 1994, we leased some of our properties from entities controlled by our founder, Richard E. Bunger, and his family members. These related party leases remain in effect. We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned by Steven G. Bunger and his siblings (including Carolyn A. Clawson, a member of our Board of Directors). Steven G. Bunger is our President and Chief Executive Officer and has served as our Chairman of the Board since February 2001. Annual base lease payments under these leases total approximately $66,000, with annual adjustment based on the Consumer Price Index. Payments in 2003 for these leases were approximately $83,000. The term of each of these leases expires on December 31, 2008. Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, for total annual base lease payments of $204,000, with annual adjustment based on the Consumer Price Index. Barbara M. Bunger is the mother of Steven G. Bunger and Carolyn A. Clawson. Payments in 2003 under this lease were approximately $252,000. The Rialto lease expires on December 31, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

      Mobile Mini obtains services throughout the year from Skilquest, Inc., a company engaged in sales and management support programs, including the monitoring of our sales personnel. Skilquest, Inc. is owned by Carolyn A. Clawson, a member of our Board of Directors. Mobile Mini made aggregate payments of approximately $263,000 and $334,000 to Skilquest, Inc. in 2002 and 2003, respectively, which management believes represented the fair market value for the services performed. The increase in the amount we paid Skilquest was primarily due to increased market analysis which we engaged Skilquest to perform in the new markets we entered in 2002 and an increase in 2003 in the average number of sales personnel being evaluated.

      In February 2001, Mobile Mini and its former chairman of the Board, Richard E. Bunger, entered into an employment agreement pursuant to which Mr. Bunger provides services to Mobile Mini during the term of the agreement, which is scheduled to end on June 30, 2005. Under the agreement, we paid Mr. Bunger $180,000 in 2002 and $112,000 in 2003, and will pay Mr. Bunger approximately $1,000 per month during 2004 through June 30, 2005. Through February 2004, Mobile Mini also provided office space and an administrative assistant to Mr. Bunger. The agreement also provides that Mr. Bunger is bound by an agreement pertaining to confidentiality of Mobile Mini’s confidential information, and a non-competition agreement.

      It is Mobile Mini’s intention not to enter into any additional related party transactions other than extension of lease agreements and renewal of the relationship with Skilquest, in each case on terms no less favorable to Mobile Mini than are available from unrelated parties. The Board of Directors has reviewed the terms of each of the transactions described above, and concurs with management’s judgment that each transaction is on terms no less favorable to Mobile Mini than may reasonably be expected in arm’s-length transactions with unrelated parties.

SUBMISSION OF STOCKHOLDER PROPOSALS

      From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to Mobile Mini in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2005 annual meeting during May 2005. We must receive proposals for our 2005 annual meeting no later than January 14, 2005, for possible inclusion in the proxy statement, or between January 24 and February 23, 2005, for possible consideration at the meeting. Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

ANNUAL REPORT

      Our 2003 annual report to stockholders has been mailed to stockholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

      Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this proxy statement, a copy of our annual report on Form 10-K for the year ended December 31, 2003 as filed with the SEC. Any exhibits listed in the annual report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

      Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at our investor relations firm at The Equity Group, Inc., 800 Third Avenue, 36th Floor, New York, New York 10022, telephone (212) 836-9609.

Tempe, Arizona

Dated: May 10, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

(As revised and approved by the Board of Directors

on October 28, 2002)

      The Audit Committee is appointed by the Company’s Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

      The members of the Audit Committee shall meet the independence and sophistication requirements of the Marketplace Rules of The Nasdaq Stock Market (the “Nasdaq Rules”) and the Sarbanes-Oxley Act of 2002 (the “Act”). In particular, at least one member of the Audit Committee shall have accounting or related financial management expertise which results in the individual’s qualification as a “financial expert” pursuant to the Nasdaq Rules and the Act.

      The Audit Committee shall have the authority to engage, and determine the compensation of, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

      The Audit Committee shall:

A.     Continuous Activities — General

      (a) Provide an open avenue of communication between the independent auditors, Chief Financial Officer and the Board of Directors.

      (b) Address complaints and concerns regarding accounting or auditing matters brought to the attention of the Committee by Company personnel.

      (c) Review and reassess the adequacy of this Charter annually with the assistance of the Company’s outside counsel and recommend any proposed changes to the Board for approval.

      (d) Advise financial management and the independent auditors they are expected to provide a timely analysis of significant new financial reporting issues and practices and to provide any reports required by the Act.

      (e) Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

      (f) Meet periodically with the independent auditors, the Chief Financial Officer and other members of management in separate executive sessions to discuss any matter that the Committee or these groups believe should be discussed privately with the Audit Committee.

      (g) Report periodically to the Board of Directors on significant results of the foregoing activities.

      (h) Appoint, compensate and oversee the Company’s independent auditors and resolve any disagreements between management and the auditors regarding financial reporting. If so determined by the Audit Committee, replace the independent auditors.

      (i) Instruct the independent auditors that the Act requires the auditors to report directly to the Committee.

      (j) Review and approve in advance all related-party transactions, all audit services to be provided by the independent auditors, and (to the extent pre-approval is not waived under the Act) all permitted non-audit services.

      (k) Monitor the independence of Committee members to ensure compliance with the Nasdaq Rules and the Act.

B.     Continuous Activities — Specific Tasks

      (a) Review the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors. Confirm that neither the lead or coordinating audit partner nor the primary reviewing partner of the independent auditors has performed audit services for the Company for the previous five consecutive years.

      (b) Meet with the independent auditors prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent auditors in connection with the audit.

      (c) Meet quarterly or more frequently as circumstances require to review with management and the independent auditors the Company’s quarterly financial statements prior to the public release of the Company’s quarterly earnings press release and the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

      (d) Consider and review with management including the Chief Financial Officer and with the independent auditors:

(a) Significant financial reporting issues, including disclosures of insider and affiliated party transactions, and judgments made in connection with the preparation of the Company’s financial statements, accompanying footnotes and the independent auditors’ report thereon.

(b) Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management.

(c) Any changes required on the planned scope of the audit.

(d) An analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

(e) The effect of regulatory and accounting initiatives on the Company’s financial statements.

(f) Any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

(g) The management’s and the independent auditors’ qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates on an annual basis.

(h) Any material correcting adjustments that have been identified by the independent auditors in accordance with GAAP and the SEC’s rules and regulations.

(i) Other matters related to the conduct of the audit which are to be communicated to the audit committee under generally accepted auditing standards.

      (e) Determine, with regard to new transactions or events, the auditors’ reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

      (f) Review the independent auditors’ report required by the Act, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and (iii) other material written communications between the auditors and management, such as any management letter or schedule of unadjusted differences.

      (g) Pursuant to the Act, review quarterly with the Chief Executive Officer and Chief Financial Officer (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

      (h) Review with management and the independent auditors the internal control assessment and report to be included in the Company’s 10-K as required by the Act.

      (i) Assure that the auditors’ reasoning is described in accepting or questioning significant estimates by management.

      (j) Inquire as to the auditors’ views about whether Company’s choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices.

      (k) Review with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

      (l) Inquire as to the auditors’ views about how the Company’s choices of accounting principles and disclosure practices may affect members and public views and attitudes about the Company.

      (m) Review and approve in advance the retention of the independent auditors for any non-audit service that is not prohibited by the Act, provided, however, that (a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and (b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services (i) that account, in the aggregate, for less than 5% of the total fees paid by the Company to its independent auditors during the fiscal year in which such non-audit services are provided, (ii) that the Company did not recognize as “non-audit” services at the time of the engagement, and (iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee). The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent auditors pursuant to section 13(b) hereof will be disclosed by the Company as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

      (n) Prior to the Company hiring employees of the independent auditors who were engaged on the Company’s account, recommend to the Board guidelines for the Company’s hiring of such employees of the independent auditors, bearing in mind the restrictions of the Nasdaq Rules and the Act regarding auditors conflicts of interest.

      (o) Assist the Board in the development and review of a code of ethics for the Company’s senior financial officers that complies with the Act and the Nasdaq Rules.

      (p) Arrange for the independent auditors to be available to the full Board of Directors, at least annually, to help provide a basis for the Board to provide input to the Committee regarding the retention or dismissal of the auditors.

      (q) Review periodically with general counsel, legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies and programs.

      (r) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The accuracy of the financial statements is the responsibility of management. The conduct of an audit in accordance with auditing standards generally accepted in the United States is the responsibility of the Company’s independent auditors. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations or the Company’s Code of Business Conduct and Ethics.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

Purpose

      The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Mobile Mini, Inc. (the “Company”) to discharge the Board’s responsibilities relating to compensation of the directors and executive officers of the Company. The Committee has overall responsibility for managing officer compensation, administering the Company’s compensation and incentive plans and recommending policies relating to compensation and any such plans.

      The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

Committee Membership

      The Committee shall consist of no fewer than three Board members. Each member of the Committee shall satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market. All Committee members hall also be “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors

Committee Structure and Meetings

      The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

Committee Authority and Responsibilities

      The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer (CEO) or senior executive compensation. The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.

      The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Committee will annually evaluate the Committee’s own performance.

      The Committee, to the extent it deems necessary or appropriate, will

•	Approve CEO compensation.

•	Approve non-CEO executive officer compensation (the Company’s CEO may be present at the meeting deliberations on this subject, but may not vote).

Adopted by the Board on February 25, 2004.

B-1

APPENDIX C

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

      This Charter states the purpose, composition, meeting requirements, committee responsibilities, annual evaluation procedures and investigations and studies of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware Corporation (the “Company”).

I.     Purpose

      The Committee is responsible for: (a) assisting the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board; (b) identifying highly qualified individuals meeting those criteria to serve on the Board; (c) proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting of Stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or other change in Board composition; (d) reviewing candidates nominated by stockholders for election to the Board; (e) developing plans regarding the size and composition of the Board and its committees; (f) reviewing management succession plans; (g) developing and recommending to the Board a set of corporate governance principles applicable to the Company, reviewing such principles from time to time as necessary or appropriate and monitoring and making recommendations to the Board with respect to such principles applicable to the Company; and (h) such other functions as the Board may from time to time assign to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board and the Company’s management.

II.     Composition

      The Committee shall be composed of at least three members, all of whom shall be “independent directors,” as such term is defined in the listing standards of The Nasdaq Stock Market The members of the Committee and the Committee’s Chairperson shall be selected annually by the Board and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the United States Securities and Exchange Commission or any securities exchange or market on which shares of the common stock of the Company are traded. The Committee shall have authority to delegate responsibilities listed herein to subcommittees of the Committee if the Committee determines such delegation would be in the best interest of the Company.

III.     Meeting Requirements

      The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson, preferably in conjunction with regular Board meetings. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore, in the absence of the Chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

      The Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

      The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

IV.     Committee Responsibilities

      In carrying out its oversight responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so as to ensure the Company remains in compliance with applicable legal and regulatory requirements. In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

      A.     Board Candidates and Nominees

1.	To propose to the Board a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in Board composition requirements;

2.	To develop criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders;

3.	To review with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board;

4.	To conduct candidate searches, interview prospective candidates and conduct programs to introduce candidates to the Company, its management and operations, and confirm the appropriate level of interest of such candidates;

5.	To recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board;

6.	To conduct appropriate inquiries into the background and qualifications of potential nominees;

7.	To review the suitability for continued service as a director of each Board member when he or she has a significant change in status, such as an employment change, and recommending whether or not such director should be re-nominated; and

8.	To work with senior management to provide an orientation and continuing education program for directors.

      B.     Board and Committees

1.	To review periodically the size of the Board and recommend to the Board changes as appropriate;

2.	To recommend to the Board policies pertaining to the roles, responsibilities, retirement age, tenure and removal of directors;

3.	To assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to the Company;

4.	To review and consider possible conflicts of interests that may arise between the Company and any director;

5.	To review and monitor the size and composition of the Board to ensure that a majority of the directors are “independent directors” within the meaning of any rules and laws applicable to the Company;

6.	To review and consider the compensation and benefits of directors who are not employees of the Company and to recommend to the Compensation Committee or the Board, as applicable, any changes that the Committee deems appropriate;

7.	To review periodically, with the participation of the Chief Executive Officer, all Board committees and recommend to the Board changes, as appropriate, in the number, responsibilities, membership and chairs of the committees; and

8.	To recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise.

      C.     Evaluations and Management Development

1.	To develop and review periodically a process for and to assist the Board with conducting, not less frequently than annually, an evaluation of the effectiveness of the Board as a whole;

2.	To develop and review periodically a process for and to assist the Board with conducting, not less frequently than annually, an evaluation of the Company’s management;

3.	To review the Company’s management succession plans to help assure proper management planning; and

4.	To review the Chief Executive Officer’s recommendations, and to make recommendations to the Board, as requested, for senior officer positions.

      D.     Corporate Governance

1.	To review periodically and monitor the Company’s corporate governance principles and guidelines to assure that they reflect best practices and are appropriate for the Company and to assist the Board in achieving such best practices; and

2.	To periodically review and recommend changes to the Company’s Certificate of Incorporation and Bylaws as they relate to corporate governance issues, including any modifications and enhancements to the Company’s takeover and structural defenses.

V.     Annual Evaluation Procedures

      The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings and (e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

VI.     Investigations and Studies

      The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such investigations or studies, if authorized by the Board. The Committee shall have authority to retain and terminate any search firm to be used to identify director candidates, including the authority to negotiate and approve the fees and retention terms of such search firm.

      Approved by the Board of Directors on February 25, 2004.

proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2004 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2004

The undersigned appoints Steven G. Bunger and Lawrence Trachtenberg, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 23, 2004, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini, Inc. held of record by the undersigned on May 4, 2004.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

See reverse for voting instructions.

     Please Mark Your Votes In The Following Manner, Using Dark Ink Only:      ☒

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of Directors:	01 Ronald J. Marusiak	02 Lawrence Trachtenberg	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 2.

2. Ratification Of Appointment Of Independent Auditors.			For ☐	Against ☐		Abstain ☐
At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box ☐	Indicate changes below:

Date

Signature(s) in Box
This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.